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                                                                   Exhibit 23(b)


                         CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors and Stockholders
Of AmerUs Group Co.:


Ladies and Gentlemen:

We consent to incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-32203, of our reports dated February 5, 2001, relating to the consolidated balance sheets of AmerUs Group Co. and subsidiaries as of December 31, 2000 and 1999, and related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 2000, which appears in the December 31, 2000 annual report on Form 10-K of AmerUs Group Co.




                                                          /s/ KPMG LLP

Des Moines, Iowa
August 23, 2001